Exhibit (a)(4)

INVESTORS CASH TRUST

Amendment of Declaration of Trust

The undersigned, being a majority of the Trustees of the Investors Cash Trust, a Massachusetts business trust (the “Trust”), acting pursuant to Article IX, Section 4 of the Amended and Restated Agreement and Declaration of Trust dated March 9, 1990, as amended (the “Declaration of Trust”), do hereby amend Article III Section 1 of the Declaration of Trust, as follows:

The series designated “Government Securities Portfolio” shall be redesignated as “Government & Agency Securities Portfolio.”

The relative rights and preferences of such series shall continue to be as set forth in the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned have this day signed this Instrument.

/s/John W. Ballantine	/s/Lewis A. Burnham
______________________________	______________________________
John W. Ballantine, Trustee	Lewis A. Burnham, Trustee

/s/Donald L. Dunaway	/s/James R. Edgar
______________________________	______________________________
Donald L. Dunaway, Trustee	James R. Edgar, Trustee

/s/Paul K. Freeman	/s/Richard T. Hale
______________________________	______________________________
Paul K. Freeman, Trustee	Richard T. Hale, Trustee

/s/Robert B. Hoffman	/s/Shirley D. Peterson
______________________________	______________________________
Robert B. Hoffman, Trustee	Shirley D. Peterson, Trustee

/s/Fred B. Renwick	/s/John G. Weithers
______________________________	______________________________
Fred B. Renwick, Trustee	John G. Weithers, Trustee

Dated: March 17, 2004